For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE

Parker Reports Fiscal 2019 Third Quarter Results

- EPS reached an all-time quarterly record at $3.14 as reported, or $3.17 adjusted
- Segment operating margin was an all-time record at 17.1% as reported, or 17.2% adjusted
- Third quarter sales were $3.69 billion, with organic growth of 2% offset by currency translation
- Strong cash flow from operations was 10.3% of sales, or 12.1%, excluding pension contribution
- EBITDA margin was 18.6% as reported, or 18.7% adjusted

CLEVELAND, May 2, 2019 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2019 third quarter ended March 31, 2019. Fiscal 2019 third quarter sales were $3.69 billion compared with $3.75 billion in the prior year quarter. Organic growth of 2% was more than offset by currency translation and a divestiture in fiscal year 2018. Net income increased 12% to an all-time quarterly record of $411.2 million compared with $366.0 million in the third quarter of fiscal 2018. Fiscal 2019 third quarter earnings per share increased 16% to $3.14, compared with $2.70 in the prior year quarter. Adjusted earnings per share were $3.17, compared with adjusted earnings per share of $2.80 in the prior year quarter. Cash flow from operations for the first nine months of fiscal 2019 was $1,092.6 million or 10.3% of sales, compared with $901.2 million or 8.6% of sales in the prior year period. Excluding a discretionary pension contribution in fiscal 2019, cash flow from operations for the first nine months of fiscal 2019 was 12.1% of sales. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

“We delivered strong operational performance in the third quarter, achieving all-time quarterly records for total segment operating margin and earnings, and strong year-to-date cash flow from operations,” said Chairman and Chief Executive Officer, Tom Williams. “We eclipsed total segment operating margin of 17% for the first time in a quarter. I am especially pleased that our Aerospace business achieved an all-time record for segment operating margin of 20.7%. While order entry has moderated for the Diversified Industrial Segment against strong comparisons in the prior year quarter, we are confident in our ability to continue executing well and reaching another record year in fiscal 2019.”

Segment Results
Diversified Industrial Segment: North American third quarter sales decreased 1% to $1.8 billion, and operating income increased 2% to $287.5 million compared with $280.7 million in the same period a year ago. International third quarter sales decreased 8% to $1.3 billion, impacted primarily by unfavorable currency translation, while operating income increased 2% to $208.7 million compared with $205.3 million in the same period a year ago.

Aerospace Systems Segment: Third quarter sales increased 9% to $652.1 million, and operating income increased 26% to $134.8 million compared with $106.7 million in the same period a year ago.

Parker reported the following orders for the quarter ending March 31, 2019, compared with the same quarter a year ago:
· Orders decreased 4% for total Parker
· Orders decreased 6% in the Diversified Industrial North America businesses
· Orders decreased 4% in the Diversified Industrial International businesses
· Orders increased 2% in the Aerospace Systems Segment on a rolling 12-month average basis

Outlook
For the fiscal year ending June 30, 2019, the company has maintained guidance for earnings from continuing operations in the range of $11.17 to $11.47 per share, or $11.45 to $11.75 per share on an adjusted basis. Fiscal year 2019 guidance is adjusted on a pre-tax basis for expected business realignment expenses of approximately $16 million and CLARCOR costs to achieve of approximately $14 million and an income tax expense adjustment of $14 million related to U.S. Tax Reform. Guidance assumes organic sales growth in the range of 2.0% to 3.0%. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release.

Williams added, “Parker continues to operate exceptionally well, with strong execution from Parker team members globally. We remain on track to achieve our fiscal 2023 financial targets through our ongoing focus on driving The Win Strategy™”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2019 third quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test. A replay of the webcast will be accessible on Parker's investor relations website, www.phstock.com, approximately one hour after the completion of the call, and will remain available for one year. To register for e-mail notification of future events and information available from Parker please visit www.phstock.com.

Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than 100 years the company has engineered the success of its customers in a wide range of diversified industrial and aerospace markets. Parker has increased its annual dividend per share paid to shareholders for 63 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net Income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per share without the effect of business realignment charges, CLARCOR costs to achieve, loss on sale and writedown of assets, net and U.S. Tax Reform one-time impact, net, (b) segment operating margins without the effect of business realignment charges and CLARCOR costs to achieve; (c) the effect of business realignment charges, CLARCOR costs to achieve and U.S. Tax Reform income tax expense adjustment on forecasted earnings from continuing operations per share; (d) and cash flows from operations without the effect of discretionary pension contributions. The effects of business realignment charges, CLARCOR costs to achieve, loss on sale and writedown of asset, net, U.S. Tax Reform one-time impact, net and discretionary pension contributions are removed to allow investors and the company to meaningfully evaluate changes in earnings per share, segment operating margins and cash flows from operations on a comparable basis from period to period. This press release also contains references to EBITDA and adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before business realignment charges, CLARCOR costs to achieve, and loss on sale and writedown of assets, net. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating the results of this quarter versus the prior period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of the U.S. Tax Cuts and Jobs Act on future performance and earnings projections may change based on subsequent judicial or regulatory interpretations of the Act that impact the company’s tax calculations. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

The risks and uncertainties in connection with forward-looking statements related to the proposed transaction between LORD Corporation and the company include, but are not limited to, the occurrence of any event, change or other circumstances that could delay the closing of the proposed transaction; the possibility of non-consummation of the proposed transaction and termination of the merger agreement; the failure to satisfy any of the conditions to the proposed transaction set forth in the merger agreement; the possibility that a governmental entity may prohibit the consummation of the proposed transaction or may delay or refuse to grant a necessary regulatory approval in connection with the proposed transaction, or that in order for the parties to obtain any such regulatory approvals, conditions are imposed that adversely affect the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; adverse effects on Parker’s common stock because of the failure to complete the proposed transaction; Parker’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the possibility that the expected synergies and value creation from the proposed transaction will not be realized or will not be realized within the expected time period; the parties being unable to successfully implement integration strategies; and significant transaction costs related to the proposed transaction.

Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of CLARCOR; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; global competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - MARCH 31, 2019				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2019	2018	2019	2018
Net sales	$3,687,518	$3,749,591	$10,638,857	$10,484,915
Cost of sales	2,766,744	2,819,804	7,963,906	7,907,547
Selling, general and administrative expenses	360,865	416,457	1,152,446	1,221,779
Interest expense	48,209	54,145	140,066	160,833
Other (income), net	(17,500)	(10,642)	(37,638)	(9,594)
Income before income taxes	529,200	469,827	1,420,077	1,204,350
Income taxes	117,819	103,697	320,884	496,363
Net income	411,381	366,130	1,099,193	707,987
Less: Noncontrolling interests	133	141	497	442
Net income attributable to common shareholders	$411,248	$365,989	$1,098,696	$707,545

Earnings per share attributable to common shareholders:
Basic earnings per share	$3.20	$2.75	$8.42	$5.32
Diluted earnings per share	$3.14	$2.70	$8.29	$5.22

Average shares outstanding during period - Basic	128,706,137	133,032,431	130,476,355	133,107,321
Average shares outstanding during period - Diluted	130,884,968	135,768,280	132,498,376	135,661,385

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Amounts in dollars)	2019	2018	2019	2018
Cash dividends per common share	$0.76	$0.66	$2.28	$1.98

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Amounts in dollars)	2019	2018	2019	2018
Earnings per diluted share	$3.14	$2.70	$8.29	$5.22
Adjustments:
Business realignment charges	0.03	0.04	0.05	0.16
Clarcor costs to achieve	—	0.06	0.07	0.16
Loss on sale and writedown of assets, net	—	—	—	0.02
U.S. Tax Reform one-time impact, net	—	—	0.11	1.65
Adjusted earnings per diluted share	$3.17	$2.80	$8.52	$7.21

PARKER HANNIFIN CORPORATION - MARCH 31, 2019				Exhibit 99.1
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2019	2018	2019	2018
Net sales	$3,687,518	$3,749,591	$10,638,857	$10,484,915

Earnings before income taxes	$529,200	$469,827	$1,420,077	$1,204,350
Depreciation and amortization	108,258	117,100	330,801	351,316
Interest expense	48,209	54,145	140,066	160,833
EBITDA	685,667	641,072	1,890,944	1,716,499
Adjustments:
Business realignment charges	4,366	6,822	9,284	28,476
Clarcor costs to achieve	233	10,636	11,530	28,384
Loss on sale and writedown of assets, net	—	—	—	5,324
Adjusted EBITDA	$690,266	$658,530	$1,911,758	$1,778,683

EBITDA margin	18.6%	17.1%	17.8%	16.4%
Adjusted EBITDA margin	18.7%	17.6%	18.0%	17.0%

PARKER HANNIFIN CORPORATION - MARCH 31, 2019				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2019	2018	2019	2018
Net sales
Diversified Industrial:
North America	$1,750,554	$1,761,845	$5,063,657	$4,921,952
International	1,284,866	1,389,332	3,742,311	3,883,675
Aerospace Systems	652,098	598,414	1,832,889	1,679,288
Total net sales	$3,687,518	$3,749,591	$10,638,857	$10,484,915
Segment operating income
Diversified Industrial:
North America	$287,526	$280,694	$820,411	$762,528
International	208,707	205,251	603,886	561,848
Aerospace Systems	134,789	106,653	366,107	271,235
Total segment operating income	631,022	592,598	1,790,404	1,595,611
Corporate general and administrative expenses	32,802	54,138	147,017	142,430
Income before interest expense and other expense	598,220	538,460	1,643,387	1,453,181
Interest expense	48,209	54,145	140,066	160,833
Other expense	20,811	14,488	83,244	87,998
Income before income taxes	$529,200	$469,827	$1,420,077	$1,204,350

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN

(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	March 31, 2019		March 31, 2018
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$631,022	17.1%	$592,598	15.8%
Adjustments:
Business realignment charges	4,366		6,822
Clarcor costs to achieve	233		10,636
Adjusted total segment operating income	$635,621	17.2%	$610,056	16.3%

	Nine Months Ended		Nine Months Ended
	March 31, 2019		March 31, 2018
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$1,790,404	16.8%	$1,595,611	15.2%
Adjustments:
Business realignment charges	9,284		28,476
Clarcor costs to achieve	11,255		28,384
Adjusted total segment operating income	$1,810,943	17.0%	$1,652,471	15.8%

PARKER HANNIFIN CORPORATION - MARCH 31, 2019			Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	March 31,	June 30,	March 31,
(Dollars in thousands)	2019	2018	2018
Assets
Current assets:
Cash and cash equivalents	$1,098,729	$822,137	$1,089,529
Marketable securities and other investments	70,190	32,995	101,206
Trade accounts receivable, net	2,117,103	2,145,517	2,146,408
Non-trade and notes receivable	317,412	328,399	328,111
Inventories	1,755,991	1,621,304	1,732,759
Prepaid expenses and other	178,366	134,886	165,083
Total current assets	5,537,791	5,085,238	5,563,096
Plant and equipment, net	1,779,892	1,856,237	1,941,799
Deferred income taxes	96,463	57,623	36,935
Goodwill	5,459,965	5,504,420	5,746,358
Intangible assets, net	1,834,433	2,015,520	2,134,659
Other assets	769,391	801,049	814,637
Total assets	$15,477,935	$15,320,087	$16,237,484

Liabilities and equity
Current liabilities:
Notes payable	$1,017,278	$638,466	$1,055,527
Accounts payable	1,423,659	1,430,306	1,376,457
Accrued liabilities	921,900	929,833	896,604
Accrued domestic and foreign taxes	186,113	198,878	179,929
Total current liabilities	3,548,950	3,197,483	3,508,517
Long-term debt	4,284,235	4,318,559	4,818,570
Pensions and other postretirement benefits	895,197	1,177,605	1,351,106
Deferred income taxes	277,212	234,858	113,799
Other liabilities	456,293	526,089	569,209
Shareholders' equity	6,009,978	5,859,866	5,870,353
Noncontrolling interests	6,070	5,627	5,930
Total liabilities and equity	$15,477,935	$15,320,087	$16,237,484

PARKER HANNIFIN CORPORATION - MARCH 31, 2019		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Nine Months Ended March 31,
(Dollars in thousands)	2019	2018
Cash flows from operating activities:
Net income	$1,099,193	$707,987
Depreciation and amortization	330,801	351,316
Stock incentive plan compensation	84,525	89,571
Loss on sale of businesses	623	—
Loss (gain) on plant and equipment and intangible assets	3,993	(26,767)
Loss (gain) on sale of marketable securities	4,487	(1)
(Gain) loss on investments	(4,175)	33,759
Net change in receivables, inventories and trade payables	(124,942)	(329,428)
Net change in other assets and liabilities	(340,241)	147,289
Other, net	38,333	(72,488)
Net cash provided by operating activities	1,092,597	901,238
Cash flows from investing activities:
Acquisitions (net of cash of $690 in 2019)	(2,042)	—
Capital expenditures	(145,071)	(194,307)
Proceeds from sale of plant and equipment	37,158	64,203
Proceeds from sale of businesses	19,540	—
Purchases of marketable securities and other investments	(51,736)	(78,488)
Maturities and sales of marketable securities and other investments	25,103	20,260
Other	953	8,937
Net cash (used in) investing activities	(116,095)	(179,395)
Cash flows from financing activities:
Net payments for common stock activity	(769,820)	(199,361)
Net proceeds from (payments for) debt	378,642	(71,835)
Dividends	(299,006)	(264,332)
Net cash (used in) financing activities	(690,184)	(535,528)
Effect of exchange rate changes on cash	(9,726)	18,328
Net increase in cash and cash equivalents	276,592	204,643
Cash and cash equivalents at beginning of period	822,137	884,886
Cash and cash equivalents at end of period	$1,098,729	$1,089,529

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)	Nine Months Ended		Nine Months Ended
(Dollars in thousands)	March 31, 2019	Percent of sales	March 31, 2018	Percent of sales
As reported cash flow from operations	$1,092,597	10.3%	$901,238	8.6%
Discretionary pension contribution	200,000		—
Adjusted cash flow from operations	$1,292,597	12.1%	$901,238	8.6%

PARKER HANNIFIN CORPORATION - MARCH 31, 2019		Exhibit 99.1
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE

(Unaudited)
(Amounts in dollars)	Fiscal Year 2019
Forecasted earnings per diluted share	$11.17 - $11.47
Adjustments:
Business realignment charges	0.09
Clarcor costs to achieve	0.08
U.S. Tax Reform income tax expense adjustment	0.11
Adjusted forecasted earnings per diluted share	$11.45 - $11.75